THIRD AMENDED AND RESTATED SECURITY AGREEMENT

1.	DEBTOR:	BIRNER DENTAL MANAGEMENT SERVICES, INC.
3801 E. Florida Ave., Suite 208
Denver, Colorado 80210
ATTN: Dennis Genty
Chief Financial Officer

2.	SECURED PARTY:	KEYBANK NATIONAL ASSOCIATION
1675 Broadway, Suite 500
Denver, Colorado 80202
ATTN: Joe Nimmons

3.	DATED:	August 30, 2006

4.            COLLATERAL: All of the following personal property which is now or hereafter owned or acquired by Debtor or in which Debtor now or hereafter has any right, title or interest (excluding any equipment and fixtures exclusively owned by the Professional Corporations, as such term is defined in the Credit Agreement, and located in the offices of such Professional Corporations), is hereinafter collectively referred to as the "Collateral":

a.            All accounts, deposit accounts, reserves, deferred payments, refunds, accounts receivable, notes, chattel paper and general intangibles of every kind and nature, including, without limitation, all governmental permits, licenses, certificates, consents and approvals, all inventory, equipment, fixtures, instruments, investment property, letter of credit rights, documents, intellectual property, supporting obligations, all rights to carry on business under any name under which Debtor does business, and all patents, copyrights, tradenames, trademarks and goodwill; all books, records and other documentation relating to the foregoing including, without limitation, all listing and compilations of such accounts and all original documents creating, evidencing, securing or guaranteeing the indebtedness under any such accounts such as contracts, orders, invoices, receipts, security documents and guarantees;

b.            All rights to payment under contracts relating to services provided by Debtor and all accounts receivable related thereto;

c.            All causes of action, claims and compensation of every kind and nature, whether direct or consequential, or for any injury, loss or diminution in value of the property owned by Debtor, and all policies of insurance covering any of the other items of property listed herein and all proceeds, loss payments and premium refunds which may become payable with respect to such insurance policies;

d.            All additions, renewals, replacements and proceeds and products of the items of property listed in this Paragraph and all articles in substitution therefor, including, without limitation, all cash and non-cash proceeds from the sale or other transfer of any of such items.

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5.	PRIMARY USE OF COLLATERAL: Business.
6.	OBLIGATIONS (collectively, the "Obligations"):

(a)          All obligations to Secured Party, direct or indirect, absolute or contingent, now existing or hereafter arising in connection with that certain:

(i)           Second Amended and Restated Credit Agreement (as amended, restated, or supplemented from time to time, the "Credit Agreement") dated as of August 7, 2003, by and between Secured Party and Borrower (capitalized terms used but not defined herein have the meanings given in the Credit Agreement);

(ii)          Revolving Credit Note, Term Loan Note, and each other Note now existing or hereafter delivered in connection with the Credit Agreement.

(iii)         all other documents or instruments now or hereafter evidencing, securing, guaranteeing and/or relating to the indebtedness evidenced by the Credit Agreement or any Note.

This Security Agreement and all of the documents and instruments referred to in this subparagraph (a), as the same may be amended or replaced from time to time, are hereinafter collectively referred to as the "Loan Documents".

(b)          All expenditures made or incurred by Secured Party to protect and maintain the Collateral and to enforce its rights under this Security Agreement, as more fully set forth herein.

(c)          Any and all future advances made under any Note and/or any of the other Loan Documents.

7.            SECURITY INTEREST: Debtor hereby grants to Secured Party a continuing security interest in the Collateral. The security interest granted herein is given to secure payment and performance of the Obligations.

8.            WARRANTIES AND REPRESENTATIONS: Debtor warrants and represents to Secured Party that:

(a)          Debtor has the right to transfer the Collateral and is the sole owner of the Collateral free and clear of all liens, security interests, adverse claims and encumbrances (other than the security interest created by the Loan Documents), except as otherwise permitted by Section 6.2 of the Credit Agreement.

(b)          No financing statement covering any of the Collateral is on file in any public office, other than the financing statement evidencing the security interest created hereby.

(c)          The execution and delivery of this Security Agreement will not violate any law, agreement or document governing Debtor or to which Debtor is a party.

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(d)          The Collateral is located solely in the States of Colorado, Arizona and New Mexico and will be used primarily for the purposes set forth in Paragraph 5 above.

(e)          The principal place of business of Debtor is 3801 E. Florida Ave., Suite 508, Denver, Colorado 80210, the state of its incorporation is Colorado, and the exact legal name of Debtor is as set forth in Paragraph 1 of this Security Agreement..

9.            COVENANTS OF DEBTOR: Except as may otherwise be set forth in or allowed under the terms of any of the other Loan Documents, Debtor covenants and agrees that unless and until Secured Party expressly agrees in writing to another course of action:

(a)          Debtor shall not sell, pledge, hypothecate, transfer, lease, assign, abandon or otherwise dispose of any of the Collateral or any interest therein except in the ordinary course of business.

(b)          Debtor shall promptly notify Secured Party of any Event of Default (as defined in Paragraph 10 hereof).

(c)	Debtor shall defend the Collateral against the claims and demands of all persons.

(d)          Debtor shall, at any time upon demand of Secured Party, exhibit to and allow inspection by Secured Party of records with respect to the Collateral and shall, promptly upon request from Secured Party, deliver to Secured Party an accounting as to the identity, location and value of the Collateral in such detail as Secured Party shall reasonably require.

(e)          Secured Party, at its option, may discharge taxes, liens, security interests and other encumbrances against the Collateral and may pay for the maintenance and preservation thereof if not otherwise paid or performed by Debtor. Debtor shall reimburse Secured Party on demand for any payments as made, plus interest thereon at the Default Rate (as defined in the Credit Agreement) from the date of such payment. Any such payments made by Secured Party, together with interest thereon, shall be secured by the Collateral as provided herein and by all of the other Loan Documents.

(f)           Debtor authorizes Secured Party to from time to time file financing statements and other documents in form satisfactory to Secured Party (and pay the cost of filing or recording them in whatever public offices Secured Party deems necessary) and perform such other acts as Secured Party may request to perfect and maintain a valid security interest in the Collateral.

(g)          Debtor shall not change the state of its incorporation or move its principal place of business or its books and records relating to the Collateral without thirty (30) days prior written notice thereof to Secured Party.

(h)          Debtor shall not change its corporate name or otherwise do anything which would make the information set forth in the financing statements relating to the Collateral materially misleading without immediately notifying Secured Party of the same.

(i)           Debtor will corporate with Secured Party in obtaining control with respect to Collateral consisting of: deposit accounts, investment property and letter of credit rights.

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10.          EVENTS OF DEFAULT: The happening of any of the following events or conditions shall be a default under this Security Agreement (singularly, an "Event of Default" or collectively, "Events of Default"):

(a)          Any Default or Event of Default not cured within the notice and grace period provided in Article VII of the Credit Agreement; or

(b)          Default by Debtor under the Note or any of the other Loan Documents not cured within any applicable notice or grace period specified therein; or

(c)          Any warranty, representation or statement of Debtor contained herein, any of the other Loan Documents or otherwise made or furnished to Secured Party by or on behalf of Debtor proves to have been false in any material respect when made or furnished; or

(d)          The seizure or taking of any of the Collateral by any governmental or similar authority or the issuance of a writ, order of attachment or garnishment with respect thereto.

Any default under this Security Agreement not cured within the applicable grace or cure period, if any, shall be a default under each of the other Loan Documents.

11.	RIGHTS AND REMEDIES:

(a)          Upon the occurrence of any Event of Default, which Event of Default has not been cured within the applicable grace or cure period, Secured Party may, without further notice or demand, declare any of the Obligations immediately due and payable and this Security Agreement in default, and thereafter, Secured Party shall have the remedies of a secured party under the Uniform Commercial Code as then in effect in the State of Colorado and all other rights and remedies at law or in equity available to secured creditors in the State of Colorado. Proceeds of any disposition of the Collateral shall be applied to the Obligations as specified in the Credit Agreement.

(b)          During the time that Secured Party is in possession of the Collateral, and to the extent permitted by law, Secured Party shall have the right to hold, use, operate, manage and control all or any part of the Collateral. Upon the occurrence of an Event of Default, Secured Party may notify account debtors to make payment directly to Secured Party and collect and retain all proceeds and other sums due or to become due with respect to the Collateral, accounting only for the net proceeds arising from such use and charging against receipts from such use all costs, expenses, charges, damage or loss by reason of such use. Notwithstanding the foregoing, Secured Party shall also be entitled, without further notice or demand and to the extent permitted by law, to have a receiver appointed to take charge of all or any part of the Collateral, exercising all of the rights specified in the immediately preceding sentence.

(c)          Debtor shall pay to Secured Party on demand all reasonable out-of-pocket expenses, including, without limitation, reasonable attorneys' fees and costs, incurred by Secured Party incidental to taking, holding, collecting upon, selling and the like or otherwise dealing with the Collateral, or incurred by Secured Party in otherwise enforcing any term or condition of this Security Agreement, together with interest thereon at the default interest rate (as specified in the Credit Agreement), and all such expenses and interest shall be secured by the Collateral as

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provided herein and by all of the other Loan Documents securing all or any part of the indebtedness evidenced by the Note.

(d)          Any and all statements of fact or other recitals made in any bill of sale or assignment or other instrument evidencing any foreclosure sale hereunder as to nonpayment of indebtedness or as to the occurrence of any default, or as to Secured Party having declared all of such indebtedness to be due and payable, or as to notice of time, place and terms of sale and of the properties to be sold having been duly given by Secured Party, shall be taken as prima facie evidence of the truth of the facts so stated and recited.

(e)          Secured Party may appoint or delegate any one or more persons as agent to perform any act or acts necessary or incident to any sale of the Collateral held by Secured Party, including the sending of notices and the conduct of the sale, in the name and on behalf of Secured Party.

(f)           Nothing herein contained is intended, nor shall be construed, to preclude Secured Party from pursuing any other remedy provided by law for the collection or enforcement of any of the Obligations. Any and all rights and remedies herein expressly conferred upon Secured Party shall be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, by the other Loan Documents or by law or equity on Secured Party, and the exercise of any one remedy shall not preclude the exercise of any other.

12.	GENERAL:

(a)          Except for matters arising from the gross negligence or willful misconduct of the Secured Party, its employees, officers or agents, Debtor hereby indemnifies and holds harmless Secured Party, and its employees, officers and agents, from and against any and all liabilities to third parties, losses and damages which may be incurred, asserted or imposed upon them or any of them as a result of or in connection with any use, operation, lease or consumption of any of the Collateral or as a result of Secured Party's seeking to obtain performance of any of the obligations due with respect to the Collateral.

(b)          No default shall be waived by Secured Party except in writing and no waiver of any payment or other right under this Security Agreement shall operate as a waiver of any other payment or right.

(c)          Without affecting any obligations of Debtor under this Security Agreement and without prejudice to any of its rights hereunder, Secured Party may, without notice or demand, renew, extend or grant indulgences with respect to any of the Obligations, take or release any other collateral as security for any of the Obligations, or add or release any guarantor, endorser, surety or other party to any of the Obligations.

(d)          Debtor hereby waives diligence, presentment, protest, demand and notice of every kind, as well as the right to require Secured Party to proceed against any person liable for the payment or performance of any of the Obligations or to foreclose upon, sell or otherwise realize upon or collect or apply any other property, real or personal, securing any of the Obligations, as a condition or prior to proceeding hereunder.

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(e)          All notices, demands, requests or other communications to be sent by one party to the other hereunder or required by law shall be in writing and sent to the addresses of the parties specified herein.

(f)           Unless the context otherwise requires, all terms used herein which are defined in the Uniform Commercial Code as in effect in the State of Colorado shall have the meanings therein stated.

(g)          All of the rights and remedies of Secured Party under this Security Agreement shall inure to the benefit of its successors and assigns. All obligations of Debtor hereunder shall be binding upon the successors and assigns of Debtor.

(h)          This Security Agreement may not be amended, modified or otherwise changed except by a written instrument duly executed by Debtor and Secured Party.

(i)           This Security Agreement shall be construed under and governed by the laws of the State of Colorado. The parties hereby consent to the personal jurisdiction of the courts and the venue specified in the Credit Agreement.

(j)	Time is of the essence of this Security Agreement and all of its provisions.

(k)          The headings of this Security Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Security Agreement or any provisions hereof.

(l)           This Security Agreement restates and replaces in its entirety the Second Amended and Restated Security Agreement dated August 7, 2003 between Debtor and Secured Party.

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DATED: August 30, 2006

BIRNER DENTAL MANAGEMENT SERVICES, INC., a Colorado corporation

By:	/s/ Dennis Genty
Dennis Genty, Chief Financial Officer

KEYBANK NATIONAL ASSOCIATION, a national banking association

By:	/s/ Joseph Nimmons
Joseph Nimmons, Vice President

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